UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2010 (April 9, 2010)

Symbion, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50574	62-1625480
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Burton Hills Boulevard, Suite 500

Nashville, Tennessee 37215

(Address of Principal Executive Offices and Zip Code)

(615) 234-5900

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information provided under Item 2.01 is incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On April 9, 2010, SMBI Idaho, LLC completed the acquisition of a 54.46% ownership interest in Mountain View Hospital, LLC (the “Company”), which owns and operates Mountain View Hospital, a 43-bed general acute care hospital located in Idaho Falls, Idaho.  The purchase price for the acquisition was $31.9 million, plus the assumption of existing indebtedness of $6.1 million.  SMBI Idaho, LLC is a wholly owned subsidiary of Symbion, Inc. (“Symbion”).  Symbion financed the purchase price using its existing revolving credit facility.  Symbion will consolidate the hospital for financial reporting purposes.

The parties consummated the acquisition pursuant to, and simultaneously with their execution of, a Contribution and Distribution Agreement, dated as of April 9, 2010, by and among SMBI Idaho, LLC, the Company, the Company’s existing unitholders and the owners of such existing unitholders (the “Contribution Agreement”).

Item 9.01.  Financial Statements and Exhibits.

(a)          Financial Statements of Businesses Acquired.

The Company has not included the financial statements required by Item 9.01(a) of Form 8-K in this Current Report on Form 8-K, but will file such financial statements with a Form 8-K/A or other report to the extent required.

(b)          Pro Forma Financial Information.

The Company has not included the pro forma financial information required by Item 9.01(b) of Form 8-K in this Current Report on Form 8-K, but will file such pro forma financial information with a Form 8-K/A or other report to the extent required.

(d)          Exhibits.

The Company has not filed the Contribution Agreement with this Current Report on Form 8-K, but will file such agreement with a Form 8-K/A or other report to the extent required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBION, INC.

Date: April 15, 2010	By:	/s/ Teresa F. Sparks
Teresa F. Sparks
Senior Vice President of Finance and
Chief Financial Officer